News Release

EXHIBIT 99.1

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	June 10, 2002

For more information:

Business Media:	Investors:
David Chamberlin 972-685-4648 ddchamb@nortelnetworks.com	888-901-7286 905-863-6049 investor@nortelnetworks.com

Expected Net Proceeds to Nortel Networks from Offerings of Equity Units and Common Shares Increased to approximately US$1.475 Billion

Underwriters Exercise Over-Allotment Options

TORONTO – Nortel Networks* Corporation [NYSE/TSX: NT] today announced that the underwriters of the previously announced two concurrent public offerings of 25,000 equity units(a) and 550 million of its common shares have exercised their respective over-allotment options to purchase an additional 3,750 prepaid forward purchase contracts and 82.5 million common shares. As a result, the aggregate net proceeds to Nortel Networks of the offerings are now expected to be approximately US$1.475 billion, reflecting an increase in the net proceeds to Nortel Networks of the offerings from approximately US$1.3 billion. The proceeds will be used by Nortel Networks for general corporate purposes, or otherwise advanced to or invested in its subsidiaries to be used for general corporate purposes. The closings of the two offerings are scheduled for June 12, 2002 and are not conditioned on each other.

This press release does not constitute an offer to sell or the solicitation of any offer to buy nor will there be any sale of these securities in any state, province or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, province or jurisdiction. The offerings may be made only by means of prospectus supplements and accompanying prospectuses, copies of which may be obtained from Credit Suisse First Boston, JP Morgan and Salomon Smith Barney with respect to the equity unit offering and Credit Suisse First Boston and RBC Capital Markets with respect to the common share offering.

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Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Metro and Enterprise Networks, Wireless Networks and Optical Long Haul Networks. As a global company, Nortel Networks does business in more than 150 countries.

(a)  Each equity unit will initially evidence its holder’s ownership of: (i) a prepaid forward purchase contract to receive Nortel Networks common shares; and (ii) zero-coupon treasury securities issued by the United States government. The settlement date for each purchase contract will be August 15, 2005, subject to acceleration or early settlement in certain cases. Based on an offering of 28,750 equity units, the aggregate number of Nortel Networks common shares issuable on the settlement date will be between approximately 485 million and 583 million, subject to adjustment in some circumstances, depending on the average of the closing prices of Nortel Networks common shares on the New York Stock Exchange during a defined period before the settlement date.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow, the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in our credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo and the Globemark are trademarks of Nortel Networks.

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